Exhibit 99.1

For Immediate Release

Contact: Jane Forbes

770-829-8234 Voice

770-829-8267 Fax

investor.relations@globalpay.com

Global Payments Announces the Completion

of a Public Equity Offering of Shares Owned by CIBC

ATLANTA, May 17, 2004–Global Payments Inc. (NYSE: GPN), a world leader in electronic payment processing solutions, announced today that its shareholder, CIBC Investments Limited, a wholly-owned subsidiary of Canadian Imperial Bank of Commerce (“CIBC”), has completed the sale of a total of 2,327,755 shares of Global Payments Inc. common stock through an underwritten offering at a price of $44.25 per share, before underwriters’ commissions and expenses. The transaction consisted of an underwritten offering of 1,327,755 shares sold directly by CIBC to the underwriters, together with the full exercise of the underwriters’ option to purchase up to an additional 1,000,000 shares from CIBC to cover over allotments.

In addition, CIBC announced that it entered into a derivative transaction with an affiliate of Citigroup Global Markets Inc. consisting of 6,000,000 shares of Global Payments Inc. common stock, involving a series of 5 equal sized collars of 1.2 million shares each, maturing between March 2006 and April 2007. To hedge its exposure under the derivative transaction, the affiliate of Citigroup Global Markets Inc. borrowed and sold 5,600,000 shares of Global Payments Inc. common stock in an underwritten public offering completed today.

CIBC acquired its stake in Global Payments Inc. in 2001 as consideration for the sale of CIBC’s merchant acquiring business.

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This announcement and comments made by Global Payments’ management during any presentation relating to the offering may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, continued certification by credit card associations, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings, including, but not limited to, the Registration Statement on Form S-3, as amended, relating to the offering and our most recent report on Form 10-Q. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.